EXHIBIT 10.1

CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  ASTERICKS DENOTE OMISSIONS.

SHAREHOLDERS AGREEMENT

among

José Afonso Assumpção

Eduardo de Pereira Vaz

Rotorbrás Comércio e Indústria de Helicópteros Ltda.

APEL - Aero Participações e Empreendimentos Ltda.

BL Participações Ltda

and, as Intervening Party,

Líder Aviação Holding S.A.

Dated as of May 26, 2009

i

ARTICLE IX – MISCELLANEOUS		21
9.1	FCPA	21
9.2	Further Assurances	23
9.3	Entire Agreement; Certain Conflicts	23
9.4	Notices	23
9.5	Waiver; Amendment	26
9.6	Binding Effect	26
9.7	Assignment	26
9.8	No Benefit to Others	26
9.9	Term and Termination	26
9.10	Survival	26
9.11	Expenses	26
9.12	Confidential Information	27
9.13	Non-Competition	27
9.14	Specific Performance	27
9.15	Filing; Registration	27

Schedules

Schedule A – By-Laws

Schedule B - Corporate Structure

Schedule C – Transactions

Schedule D – Strategic Plan

Schedule E – Manager’s Duties

Schedule F – Competitors

Schedule G – Investor Observer Affidavit

Schedule H – English translation of the Shareholders Agreement

ii

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (“Shareholders Agreement”) is executed on May, 12, 2009 by and among,

(i)
José Afonso Assumpção, a Brazilian citizen, married, aeronaut, bearer of the I.D. card no. 67.551, issued by Ministério da Aeronáutica, and enrolled with the Individual Taxpayers’ Registry (“CPF/MF”) under No. 000.307.596-68, with address at Avenida Santa Rosa, 123, in the city of Belo Horizonte, State of Minas Gerais, Brazil (“JAA”);

(ii)
Eduardo de Pereira Vaz, a Brazilian citizen, married, entrepreneur, bearer of the I.D. card no. M-749.531, issued by SSP/MG, and enrolled with the CPF/MF under No. 408.854.026-34, with address at Avenida Santa Rosa, 123, in the city of Belo Horizonte, State of Minas Gerais, Brazil (“EPV”);

(iii)
Rotorbrás Comércio e Indústria de Helicópteros Ltda., a company organized under the laws of the Federative Republic of Brazil, with head offices at Av. Santa Rosa, 123, in the city of Belo Horizonte, State of Minas Gerais, Brazil, enrolled with the CNPJ/MF under No. 18.364.885/0001-73 (“Rotorbrás” and together with JAA and EPV, the “Controlling Shareholders”);

(iv)
APEL - Aero Participações e Empreendimentos Ltda., a company organized under the laws of the Federative Republic of Brazil, enrolled with the CNPJ/MF under No. 16.535.452/0001-08, with head offices at Avenida Santa Rosa, 123, Bloco B, in the city of Belo Horizonte, State of Minas Gerais, Brazil (“Apel”);

(v)
BL Participações Ltda., a company organized under the laws of the Federative Republic of Brazil, enrolled with the CNPJ/MF under No. 10.466.532/0001-72, with head offices at Rua da Candelária, 79, COB 01 - Parte, in the city of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Investor”)

and, as Intervening Party,

(vi)
Líder Aviação Holding S.A., a company organized under the laws of the Federative Republic of Brazil, with head offices at Avenida Santa Rosa, 123, 2º andar, bloco A, in the city of Belo Horizonte, State of Minas Gerais, Brazil, enrolled with the CNPJ/MF under no. 04.169.411/0001-66 (“Company”).

All above mentioned parties are hereinafter referred to, collectively, as the “Parties”, and, individually, as a “Party”.

RECITALS

WHEREAS pursuant to the terms of a certain Share Subscription and Purchase Agreement of even date herewith (“Share Subscription and Purchase Agreement”), the Company’s issued and outstanding Equity Securities as of the date hereof is composed of Common Shares and Preferred Shares, at no par value, distributed among the Controlling Shareholders and the Investor as disclosed in Schedule B attached hereto;

WHEREAS the Controlling Shareholders, Apel and Investor (by virtue of its ownership interest in the Company through Investor’s ownership of Apel) wish to specify the terms of their agreement as to matters relating to their relationship as direct or indirect Shareholders of the Company;

NOW, THEREFORE, the Parties have agreed to enter into this Shareholders Agreement to be governed by the following terms and conditions:

ARTICLE I - DEFINITIONS

1.1 Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Adjusted Debt” (a) means without duplication (i) all indebtedness of the Company Group for borrowed money, (ii) the net present value of all leases discounted at Prime Rate plus three percent (3%) per annum, whether operating or capital leases but excluding leases of aircraft from Investor and its Affiliates and leases related to managed aircraft, (iii) all obligations of the Company Group evidenced by bonds, notes, debentures or other similar arrangements, and (iv) all debt, whether or not of the type described in clauses (i) through (iii) above, exclusively to the extent secured by a lien on the property of any of the Company Group, (b) reduced by the amount of aircraft in inventory under “floorplan” finance, and (c) excluding any contract or agreement relating to aircraft acquisition that is cancellable (with or without deposit forfeiture) or deferrable without limit.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such first Person.

“Agreement” means this Shareholders Agreement, together with all Schedules hereto, as amended, modified or supplemented from time to time in accordance with its terms.

“ANAC” has the meaning set forth in Section 3.2(a) below.

“Apel” has the meaning set forth in the Preamble hereto.

“Bank” has the meaning set forth in Section 9.1(e) below.

“Board of Directors” means the board of directors (Conselho de Administração) of the Company.

“Board of Officers” means the board of executive officers (Diretoria) of the Company.

“BR GAAP” means, in respect of any Person, Brazilian generally accepted accounting principles, consistently applied, and, if adopted by the Company in the future, IFRS, consistently applied for accounting purposes.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Civil Procedure Code” means the Brazilian Law no. 5.869, of January 11, 1973, as amended from time to time.

“Brazilian Corporate Law” means the Brazilian Law no. 6.404, of December 15, 1976, as amended from time to time.

“Business” means any business related to air transportation services and sales of aircraft, products and aviation services related to air navigation.

“Business Day” means any day in which banks are open for business in the cities of Belo Horizonte and São Paulo, Brazil.

“CEO” means the elected Chief Executive Officer (Diretor Presidente) of the Company.

“Closing” means the closing of the transaction corresponding to the issuance, subscription, sale, purchase and payment of the Shares purchased pursuant to the Share Subscription and Purchase Agreement.

“Closing Date” means the date of Closing provided for in the Share Subscription and Purchase Agreement.

“Common Shares” means all of the voting shares of the Company owned by the Shareholders.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company FCPA Group” has the meaning set forth in Section 9.1(a) below.

“Company Group” means the Company and each Subsidiary thereof.

“Competitor” means the Persons described on Schedule F to this Agreement.

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person or group of Persons (“Controlling Person(s)”), (a) the ownership of more than fifty percent (50%) of the common shares of such Person, (b) the ability, whether through the ownership of voting securities of another Person (“Controlled Person”), by contract or otherwise, to directly or indirectly (i) elect the majority of the Board of Directors or other similar managing body of such Controlled Person, or (ii) direct the management policies of such Controlled Person, or (c) the ownership of rights (whether through agreement or otherwise) that entitle the Controlling Person to have the majority of the votes in such Controlled Person’s general meetings.

“Controlling Shareholders” has the meaning set forth in the Preamble to this Agreement.

“Corte” has the meaning set forth in Section 8.2(a) below.

“Director” means each of the members of the Company’s Board of Directors.

“Dispute” has the meaning set forth in Section 8.2 below.

“EBITDAR” means income from continuing operations before financial income/expense plus depreciation, amortization and rentals (excluding rentals with Investor registered in the financial statements), derived from the audited consolidated financial statements of the Company prepared in accordance with BR GAAP.

“Eligible Accounting Firm” has the meaning set forth in Section 3.2(g)(ii) below.

“EPV” has the meaning set forth in the Preamble to this Agreement.

“Equity Securities” means, with respect to any Person, common shares (ações ordinárias), preferred shares (ações preferenciais), and any other equity securities of such Person, however described and whether voting or non-voting, including securities convertible or exchangeable into shares, and options, warrants (bônus de subscrição), preemptive rights, equity participation rights or other rights to acquire, subscribe for or receive any equity securities of such Person, or any other securities the yield on which is determined in whole or in part by reference to earnings, revenues or other financial performance of such Person.  Unless the context otherwise requires, references to Equity Securities without stating a specific issuer shall be deemed to refer to Equity Securities of the Company or any of its Subsidiaries.

“Exempt Transferee” has the meaning set forth in Section 5.1(c) below.

“FCPA” means the United States Foreign Corrupt Practices Act.

“FCPA Group” has the meaning set forth in Section 9.1(a) below.

“Final Documents” means this Agreement, the Share Subscription and Purchase Agreement, and any other documents entered into in connection with the foregoing.

“First Refusal Commitment” has the meaning set forth in Section 5.2(c) below.

“First Refusal Shareholder” has the meaning set forth in Section 5.2(b) below.

“Fiscal Year” means the year beginning on January 1st and ending on December 31st of each year.

“Governmental Authority” means any nation or government (in the federal, state, municipal or any other political subdivision); any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any government authority, agency, department, board, commission or instrumentality in Brazil or, if relevant or appropriate, in any other country with jurisdiction over the Company or any of its Subsidiaries; any court, tribunal or arbitrators; and any stock exchanges or organized over-the-counter markets having jurisdiction over the Company or any of its Subsidiaries.

“Helicopter Blue Book” means the Aircraft Bluebook - Price Digest, published by AC-U-KWIK line of aviation resources.

“IFRS” means, in respect of any Person, the International Financial Reporting Standards adopted by the International Accounting Standards Board, consistently applied.

“Investor” has the meaning set forth in the Preamble to this Agreement.

“Investor Approval” has the meaning set forth in Section 4.2 below.

“Investor FCPA Group” has the meaning set forth in Section 9.1(a) below.

“Investor Observer” has the meaning set forth in Section 3.2(a) below.

“JAA” has the meaning set forth in the Preamble to this Agreement.

“Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances, approvals or orders of any Governmental Authority, and (ii) orders, decisions, injunction, judgments, awards and decrees of or agreements with any Governmental Authority by which the assets or properties of any Persons are bound.

“Lease Right of First Refusal” has the meaning set forth in Section 3.8(a) below.

“Lien” means any mortgage, pledge, deed of trust, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, right of survivorship (usufruto), easement (servidão), covenant, condition, encroachment (esbulho possessório), voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy voting, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Law or contract.

“Losses” means any losses, damages, liabilities, obligations, claims, defaults, fees, penalties or related costs or expenses, including reasonable court costs and attorneys’ and accountants’ fees and disbursements to the extent effectively incurred.

“Manager” has the meaning set forth in Section 3.3 (c) below.

“Net Debt” means Adjusted Debt (as defined above) minus cash, cash equivalents, marketable securities and the net acquisition cost of any aircraft in inventory, for a period of twelve (12) months or less, free and clear of any debt or encumbrance, such aircraft being limited to an aggregate amount of USD$ 15,000,000.

“New Helicopters” has the meaning set forth in Section 3.8(b) below.

“Offer Notice” has the meaning set forth in Section 5.2(b) below.

“Offer Period” has the meaning set forth in Section 5.2(b) below.

“Offered Shares” has the meaning set forth in Section 5.2(a) below.

“Officer” has the meaning set forth in Section 3.3(a) below.

“Organizational Documents” means, as to any entity, the documents pursuant to which such entity was organized and the agreements governing the entity’s ongoing operations.  In the case of the Company, “Organizational Documents” means the Company’s by-laws (Estatuto Social), as amended from time to time.

“Original Offer” has the meaning set forth in Section 5.2(a) below.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Percentage Interest” means the percentage of Shares held directly or indirectly by a Shareholder at any relevant time.

“Permitted Transferee” has the meaning set forth in Section 5.1(b) below.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or subdivision thereof, or any other entity.

“Preferred Shares” means all of the preferred shares (ações preferenciais) issued by the Company.

“Prime Rate” means the rate reported by the Wall Street Journal’s bank survey.

“Producer Price Index” means the Producer Price Index (PPI), table 5, Aerospace products and parts manufacturing, industry code 3364, prepared by the Bureau of Labor Statistics of the United States Department of Labor.

“Prohibited Group” has the meaning set forth in Section 9.1(a) below.

“Prohibited Payment” has the meaning set forth in Section 9.1(a) below.

“Prohibited Purposes” has the meaning set forth in Section 9.1(a) below.

“PTAX Exchange Rate” means, as of any date, the average of the purchase and sale rates for U.S. Dollars published by the Central Bank of Brazil for the business day immediately preceding such date through the Central Bank of Brazil data system (SISBACEN) denominated rate PTAX 800.

“Qualified Initial Public Offering” has the meaning set forth in Section 6.1 of this Agreement.

“Real”, “Reais” and “R$” mean the lawful currency of Brazil.

“Related Parties” means, with respect to any Party, (i) any Affiliate of such Party, (ii) any entity in which such a Party is, directly or indirectly, the owner or the beneficial owner of ten percent (10%) or more of the voting or total interest, (iii) any trust or other estate in which such a Party has a substantial beneficial ownership or for which such a Party serves as trustee or in a similar fiduciary capacity, (iv) a spouse, parent, grandparent, descendant or sibling of such party, and (vi) any other Person Controlled by the Affiliates of such Party.

“Related Party Transaction” means any transaction between the Company, on one side, and any Related Party, on the other side, or entered into by the Company for the benefit of a Related Party.

“Representatives” means, as to any Person, its accountants, counsel, consultants (including actuarial and industry consultants), directors, officers, employees, agents and other advisors or representatives.

“Right of First Refusal” has the meaning set forth in Section 5.2(a) below.

“Rotorbrás” has the meaning set forth in the Preamble of this Agreement.

“Secondary Offering” has the meaning set forth in Section 6.2 below.

“Selling Shareholder” has the meaning set forth in Section 5.2(a) below.

“Shareholder” means any Person holding Shares and Party to this Agreement, which for purposes of this Agreement shall include the Investor based on its indirect ownership of Shares through its ownership of Apel.

“Share Subscription and Purchase Agreement” has the meaning set forth in the Recitals above.

“Shares” means all Common Shares and Preferred Shares issued by the Company.

“Strategic Plan” has the meaning set forth in Section 3.2 (g) (viii) below.

“Subject Price” has the meaning set forth in Section 5.2(a) below.

“Subsidiary” means any Person of which the Company and Investor directly or indirectly holds fifty percent (50%) or more of the outstanding share capital (each a “Subsidiary” and collectively “Subsidiaries”).

“Transfer” (including the terms “Transfer”, “Transferring” and “Transferred”) means any direct or indirect transfer, sale, assignment (including assignment of pre-emptive rights), exchange (through the transfer of Equity Securities or otherwise), donation or other disposition of any kind, voluntary or involuntary, contingent or non-contingent, including any direct or indirect transfer, sale, assignment, exchange, donation or other disposition of any kind that results from the foreclosure of any pledge, mortgage, grant of security interest or lien, or in connection with any merger, consolidation, spin-off, reorganization, amalgamation, issuance of Equity Securities or other transactions having a similar effect.

“U.S.” or “United States” means the United States of America.

“US$” or “U.S. Dollar” means the lawful currency of the United States.

“US GAAP” means, in respect of any Person, U.S. generally accepted accounting principles adopted by Investor, consistently applied.

1.2 Terms Generally.  The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific article, section, paragraph or clause in which such word appears.  All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The definitions given for terms in this Article I and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

1.3 Headings.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

1.4 Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

1.5 Ordinary Course of Business.  A reference to an action by a Person in the “ordinary course of business” (or the business of a Person “conducted in the ordinary course”) will be deemed to have been taken by such Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, and such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

1.6 Currency Matters.  Except as otherwise expressly provided herein, all Reais amounts to be translated to U.S. Dollars under this Agreement, and all U.S. Dollar amounts to be translated to Reais under this Agreement, shall be translated at the PTAX Exchange Rate.

1.7 Governing Language.  This Agreement is executed in the Portuguese language, which shall be the only version to prevail and to be adopted for any purpose of interpretation or otherwise.  For greater convenience only, the Parties have agreed on one single translation of this Agreement into English, which is attached hereto as Schedule H.

ARTICLE II - CORPORATE STRUCTURE

2.1 Corporate Status of the Company.  The Company is a “sociedade por ações” under the laws of Brazil.  The Company is a pure holding company and observes its corporate purpose set forth in its By-laws a copy of which is attached as Schedule A.

2.2 Capital.  The total capital stock of the Company consist of 298,306,060 Shares, being 149,153,030 Common Shares and 149,153,030 Preferred Shares.  The ownership interest of each Shareholder is specified in Schedule B to this Agreement.  All of the Company’s Shares at any time owned directly or indirectly by the Parties hereto, whether currently existing or issued in the future, are and will be subject to the provisions of this Agreement regardless of any amendments.

2.3 Voting Rights.  Each Common Share of the Company shall be entitled to one (1) vote at any general meeting of the Shareholders.

2.4 Organizational Documents.  The Parties agree to maintain the Organizational Documents of the Company consistent with the provisions of this Agreement.  In the event of any discrepancy between this Agreement and the Organizational Documents, the provisions of this Agreement shall always prevail.

ARTICLE III - GOVERNANCE

3.1 Corporate Governance Policies.  The Shareholders shall use their voting rights to implement and follow strict corporate governance policies in accordance with the applicable Law.  The Company shall be managed by a Board of Directors and a Board of Officers.  The members of the Board of Directors and Board of Officers of the Company shall ensure that the Company complies with all applicable Law, regulations and best business practices, which shall be monitored and evaluated on a regular basis by the Board of Directors and Board of Officers (as applicable).

3.2 Board.

(a) Members.  The Board of Directors shall consist of five (05) Directors, appointed and elected as follows:  (i) the Controlling Shareholders shall have the right to appoint four (04) Directors, one (01) of which will be the Chairman and one (01) of which will be the Vice-Chairman of the Board of Directors; and (ii) Investor shall have the right to appoint one (01) Director.  The Directors shall be appointed at the general Shareholders meeting.  Each Shareholder will exercise its rights as a holder of Shares to cause the Board of Directors to be composed of and to act in accordance with this Article 3.2.  The Investor shall also have the right to appoint two (02) individuals to actively participate in all meetings of the Board, as observers, with no right to vote (“Investor Observers”). The Investor Observers will take office upon execution of an affidavit in the form of Schedule G hereto. The right of Investor and the Controlling Shareholders to appoint its Directors (and the right of Investor to appoint the Investor Observers) as described above shall automatically terminate as to such Party should such Party’s Percentage Interest in the Company fall below twenty (20%) of the Company’s total issued and outstanding capital.  If, at any time the Law grants the Investor any statutory right to appoint one (1) member of the Board of Directors, such statutory right shall automatically be combined (but not added) with the Investor’s right to appoint its Directors as provided in this Section 3.2(a) and, therefore, the Investor shall continue to have the right to appoint one (01) Director.  Under no circumstances shall the Investor appoint more than one (01) Director, whether as a result of this Agreement or the Law or both.  In case the Director appointed by Investor is a foreigner and/or a nonresident duly approved by Agência Nacional de Aviação Civil (“ANAC”), the Investor’s right to appoint the Investor Observers shall be automatically reduced from two (02) Investor Observers to one (01) Investor Observer.  The Investor Observers shall have access to and receive all information and reports, and shall otherwise have access to the members of the Board of Officers, facilities, books, records and other information of the Company Group, on the same basis and in accordance with the same procedures applicable to the Directors.

(b) Term in Office; Removal; Vacancies. Each Director shall be elected at a general meeting of Shareholders of the Company and shall hold office for a term of two (02) years.  The Controlling Shareholders and Investor shall have the exclusive right to remove their respective designees and to fill in any vacancy caused by the removal, resignation or death of their respective designees.

(c) Transfer of Shares to Directors.  In order to comply with the provisions of the Brazilian Corporate Law, each Shareholder shall transfer one (01) Common Share to each of their respective designees, who is not a Shareholder, on a fiduciary basis and shall cause such designee to enter into an agreement providing for the transfer of such share back to the transferring Shareholder in the event such designee ceases to be a Director, for any reason.

(d) Meetings; Agendas.  The Board of Directors shall meet regularly quarterly.  Additional Board of Directors’ meetings may be convened at any time by the Chairman of the Board of Directors or by the written request of any Director.  The meetings of the Board of Directors shall be held at the Company’s headquarters in the city of Belo Horizonte, State of Minas Gerais, Brazil.  At least ten (10) days in advance of any Board of Directors’ meeting, a written notice, together with an agenda with respect thereof, shall be given to all Directors and the Investor Observers, unless otherwise unanimously agreed by all of the Directors.  No resolution of the Board of Directors may be passed or discussed in respect of any matter not included in the agenda for that meeting, unless otherwise unanimously agreed by all of the Directors present at the meeting.  The Company shall endeavor to make available to the Board of Directors and the Investor Observers, prior to such meeting, any background material on the items contained in the agenda, if available prior to the date of the meeting.  All meetings of the Board of Directors and any resolutions adopted at such meetings shall be recorded in the appropriate Board of Directors’ meetings minute book and, to the extent required by applicable Law, the respective minutes shall be filed with the appropriate Commercial Registry.  Each Party (and in the case of the Investor Observers, solely the Investor) shall bear the costs and expenses reasonably incurred by their respective Directors and the Investor Observers attending such quarterly Board of Directors’ meetings.

(e) Quorum for Holding a Meeting.  (i) A quorum to hold a duly called Board of Directors’ meeting shall consist of a simple majority of the Directors then in office (present in person, by power of attorney to any other Director, or through any telecommunication means by which all Board of Directors’ members can hear each other and participate in the discussions, such as telephone or video conference), provided that the Director appointed by Investor and one (01) Director appointed by the Controlling Shareholders are present; (ii) If a quorum is not present within one (1) hour of the time specified for a meeting of the Board of Directors, then such meeting shall be cancelled and a new Board meeting shall be called to be held on the date following ten (10) days after the date of such cancelled Board of Directors’ meeting in order to discuss and vote the same matters that were originally included in the notice of such cancelled meeting (“New Board Meeting”); (iii) If a quorum is not present within one (01) hour of the time specified for the New Board Meeting then such meeting shall be held with any number of Directors that are present at such New Board Meeting, except that no discussion or vote shall take place with respect to any matter that is not included in the relevant notice of the New Board Meeting or relates to any of the matters set forth in Section 3.2 (g) below.

(f) Voting.  Except as otherwise specified in this Agreement and in the Organizational Documents, or as may be required by Law, all decisions by the Board of Directors shall be taken upon the affirmative vote of the majority of the members present in any specific meeting.  Each member shall have one (1) vote in all meetings of the Board of Directors.  The Chairman of the Board of Directors shall not have the casting vote.

(g) Matters Subject to Approval by Investor’s Director.  Any decision by any of the Company Group on the matters indicated below shall always require the approval of the Board of Directors of the Company and the affirmative vote of the Director appointed by Investor as long as Investor holds at least twenty percent (20%) of the issued and outstanding Shares of the Company:

(i)	the filing, by the Company, for bankruptcy or in- or out-of-court recovery procedures;

(ii)
the appointing or removing of the external auditors of the Company or any Subsidiary, except if the chosen new external auditor is one of the “big four” independent auditing firms (“Eligible Accounting Firm”);

(iii)
the entering into any Related Party Transaction of a value which, when aggregated with all other Related Party Transactions over a twelve-month period, exceeds fifty thousand U.S. Dollars (US$50,000.00), except any transactions within the Company Group; provided that such approval by the Director appointed by the Investor shall not be required for any existing transaction listed on the attached Schedule C;

(iv)
any decision regarding a merger (including a merger of shares), spin-off or amalgamation involving the Company or any of its Subsidiaries other than any of such transactions involving solely the Company and any of its Subsidiaries or the Investor’s Brazilian holding company that will hold the Investor’s Shares;

(v)	any decision to sell all or substantially all of the assets of the Company or any of its Subsidiaries to any Person, other than to any Subsidiaries of the Company;

(vi)	any decision to approve any dividend or distribution by any of the Company Group except for dividends required by Brazilian Corporate Law;

(vii)	any decision to dissolve the Company’s Subsidiaries;

(viii)
any decision to enter or exit lines of Business of the Company Group beyond those currently conducted by the Company Group; or any decision to modify the business strategy of the Company as set forth in Schedule D (“Strategic Plan”);

(ix)	any decision to incur capital expenditures the result of which could be inconsistent with the Strategic Plan;

(x)
any decision the result of which would be to increase to a number greater than three (3) or to reduce to a number less than one (1), the leverage ratio of the Company (Net Debt/EBITDAR) as of the end of each calendar quarter of any applicable calendar year;

(xi)
any investment or transaction that a U.S. Person is restricted from making under regulations of the U.S. Office of Foreign Assets Control implementing the U.S. embargos against certain countries or similar U.S. Law;

(xii)	any decision to dispose of any helicopters valued in excess of three million U.S. Dollars (US$ 3,000,000.00), which shall be annually adjusted by the Producer Price Index; and

(xiii)
any decision to sell or otherwise issue Shares to any non-Brazilian person or non- Brazilian Controlled entity that would cause the Company’s foreign ownership to exceed the limitations on the holding of common Shares then required by Brazilian Law.

(h) Chairman of the Board of Directors.  The Chairman of the Board of Directors shall be appointed by the Controlling Shareholders.  The Board of Directors shall be presided by the Chairman and in the absence of the Chairman, by the Vice-Chairman or by another member of the Board of Directors nominated by the Controlling Shareholders.

3.3 Officers.

(a) Appointment.  The day-to-day business and affairs of the Company shall be managed by the Board of Officers, consisting of three (3) members (each an “Officer”), being one (1) CEO, one (1) Chief Operating Officer (Diretor Vice-Presidente) and one (1) Chief Financial and Shareholders Relations Officer (Diretor Financeiro e de Relações com Acionistas), whose duties, obligations and rights are set forth in the Organizational Documents and under the applicable Law.  The Officers and candidates to fill in Officer positions shall be individuals resident in Brazil, professionally qualified to carry on their duties as Officers and shall enjoy a good reputation.  The Officers shall be elected for a two (02) year term and may be removed by the majority vote of the Board of Directors.

(b) Performance of Board of Officers’ Members.  The Board of Officers shall establish objective performance criteria for each Officer of the Board of Officers and review such criteria periodically in order to adequately evaluate the Officers’ performance.  Such performance standards may permit bonuses, profit sharing and stock option incentive plans if approved by the Board of Directors.

(c) Manager.  Investor shall have the right to appoint an individual (“Manager”), and any replacement thereof, who shall be an employee of the Company or of one of its Subsidiaries and participate in all meetings of the Board of Officers but not as an officer.  The duties of the Manager shall be as described in Schedule E.  The Manager shall be appointed by Investor and shall report to the CEO of the Company and may be dismissed by such CEO at any time, whether for cause or without cause (in this case solely for justified business reasons).  Compensation of the Manager shall be in line with the other Officers of the Company Group reporting to the CEO or the COO (Diretor Superintendente).  If the Manager is a non-Brazilian resident, the Company shall be responsible for supporting his working visa application and for taking all actions that may be reasonable required to obtain such working visa for the Manager.  The Company shall, at no cost to the Company, also endeavor its best efforts to assist the Manager to find suitable living in the city where he or she will be based.

3.4 Access to Properties, Records.  During the term of this Agreement, each Party (as well as its Representatives) shall be afforded access, which shall be coordinated in advance with the Company and which shall not disrupt the general course of the Company Group’s operation, at such Party’s sole expense, during normal business hours and subject to the Company Group’s normal security procedures, to the facilities, properties, books, records, personnel and files of the Company Group, as may be necessary from time to time for purposes reasonably related to such Party’s investment in the Company Group and this Agreement, including the right of Investor to audit the Company Group, in regard to implementation of best operational, engineering, safety and management practices and the right of each Party to review and audit the books and records of the Company Group, including, but not limited to, the profit and loss statements, balance sheets and other financial and tax records of the Company and its Subsidiaries, by the Eligible Accounting Firm elected through the Company Group for any such calendar year or, at the option and expense of the Party requesting any such audit, by the independent auditors of such Party.  Any independent auditor appointed by the Parties shall work with the proper communication and coordination with the Officers of the Company Group.

3.5 Insurance. The Investor, the Controlling Shareholders and the Company shall cooperate to establish a process for annual renewal of the Company Group’s insurance, including deadlines for providing required information and documentation.  Prior to any of the Company Group soliciting quotes or otherwise contacting potential insurance providers regarding coverage, Investor, the Controlling Shareholders and the Company will evaluate and, subject to insurer consent, cooperate in an effort to secure volume discounts from the joint procurement of insurance for their respective fleets, other physical assets (including fixed and movable), personnel (including pilots, engineers and ground crews), and liabilities of directors and senior management personnel of the Company Group; provided, however, that no Party will be required to participate or join any other Party’s insurance policies without the agreement of the Parties.

3.6 Operational Synergies.  The Investor, the Controlling Shareholders and the Company shall further cooperate with each other in connection with all operational matters of the Company and its Subsidiaries, in order to obtain economies of scale and cost reductions, including, without limitation, with respect to power-by-the-hour, aircraft acquisitions, etc.

3.7 Reports, Financial Statements and Annual Auditing.  After the Closing Date, the Company shall be obligated to prepare the reports and financial statements presented below, and in accordance with the terms provided below:

(a) Monthly Reports.  The Company shall prepare monthly management reports including consolidated balance sheet and income statement showing the financial position (including profits and losses) of the Company Group and deliver such reports to all Shareholders within fourteen (14) days following the end of the applicable month.  Such consolidated monthly reports shall be prepared in Portuguese, in Reais and U.S. Dollars, in accordance with BR GAAP and translated into English.  For the monthly management reports related to the periods from the Closing Date through December 31, 2009, the Company may provide the report within thirty (30) days following the end of the applicable month.

CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS PAGE PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  ASTERICKS DENOTE OMISSIONS.

(b) Quarterly Financial Statements.  The Company shall prepare quarterly consolidated financial statements including balance sheet, income statement and cash flow of the Company Group for each of its four quarters in accordance with BR GAAP and US GAAP and deliver such financial statements to all Shareholders within twenty (20) days following the end of the applicable quarter.  The notes to the financial statements required in accordance with BR GAAP and US GAAP may be omitted.  The quarterly financial statements shall be prepared in Portuguese, in Reais and U.S. Dollars and translated into English.  For the quarters during the period from the Closing Date through December 31, 2009, the Company may provide preliminary consolidated financial statements based on a good faith estimate within twenty (20) days following the end of the applicable month, and final consolidated financial statements may be provided within thirty two (32) days following the end of the applicable quarter.  The quarterly consolidated financial statements shall only be subject to a limited review by the Eligible Accounting Firm elected by the Company for such period if Investor's independent auditing firm determines that such limited review will be required within a new term to be agreed by the Parties.  Such limited review shall be completed within thirty two (32) days following the end of the applicable quarter.

(c) Annual Financial Statements.  In addition to the annual consolidated financial statements prepared in accordance with BR GAAP for statutory purposes, the Company shall prepare annual consolidated financial statements including balance sheet, income statement, cash flow and footnotes of the Company Group in accordance with US GAAP and deliver such annual financial statements in English and U.S. Dollars, to all Shareholders within ninety (90) days following the end of each Fiscal Year.  The annual consolidated financial statements of the Company shall be duly and fully audited by the Eligible Accounting Firm elected by the Company for such year.

3.8 Helicopter Leasing.

(a) Right of First Refusal.  For a period of five (5) years beginning on the Closing Date, Investor and its Affiliates shall have the right of first refusal (“Lease Right of First Refusal”) to lease to the Company Group at the rates described in Section 3.8(b):  (i) all helicopters to be leased from unaffiliated Persons on an operating or dry lease basis by the Company Group, and (ii) one-half of the fair market value, established by the Helicopter Blue Book (latest edition), for all medium and heavy helicopters which, but for Investor’s Lease Right of First Refusal under this Section 3.8(a), would have been purchased or financed leased by the Company Group.  Notwithstanding the foregoing, the Lease Right of First Refusal shall not apply to renewal of existing contracts for helicopter chartering services, which will not involve any change in the aircraft model currently performing services under such existing contracts.

(b) Rates.  In any case of helicopters leased from Investor or its Affiliates to the Company and its Affiliates the lease payment will be at market rates prevailing at the time of the lease for similarly equipped and model helicopters, but in no event shall such rates be below *** percent (***%) per month of the applicable helicopter’s fair market value for used helicopters, as defined by the latest edition of the Helicopter Blue Book, or Investor and its Affiliates’ acquisition cost for New Helicopters in offshore configuration.  For purposes hereof “New Helicopters” means any helicopter in a complete offshore configuration, which at the inception of the pertinent lease (i) has less than twelve hundred (1200) flight hours or (ii) is less than one (1) year-old from purchase from the manufacturer.  The lease term of all helicopters leased pursuant to this Section 3.8 shall be equal to the term of the corresponding contract between the Company, or the Affiliate of the Company, as applicable, and its customer.  The applicable lease rate for such lease shall be fixed at the beginning of each such lease throughout the lease term for such contract with the applicable customer.  Investor and the Company shall provide supporting documentation for the lease rates proposed by such party under this Section 3.8.

[***] CONFIDENTIAL TREATMENT REQUESTED BY BRISTOW GROUP INC.

ARTICLE IV - SHAREHOLDERS’ MEETINGS

4.1 Shareholders’ Meetings.  The Shareholders shall exercise their right to vote in every general meeting of the Company, and shall cause their Directors and/or Officers to act in such a way as to comply with the provisions hereof.

(a) Calling of Shareholders’ Meetings.  The Shareholders shall perform all acts necessary to provide that a Shareholders’ meeting (a) shall be called whenever required by applicable Law, and (b) may be called by (i) the Board of Directors, subject to the provisions of the Organizational Documents, or (ii) a shareholder or shareholders representing not less than five percent (5%) of the outstanding Common Shares of the Company, whenever the Board of Directors does not call a meeting within eight (08) Business Days after a duly justified request from a shareholder for the calling of a Shareholders’ meeting, indicating the matters proposed to be discussed, has been submitted to the Board of Directors.

(b) Notice of Shareholders’ Meetings.  Without prejudice to other applicable Law, written notice of a shareholders’ meeting shall be sent by the Company to each of the representatives of each Shareholder not less than ten (10) days prior to any Shareholders’ meeting, containing a copy of the official call notice (edital de convocação), the date, time and location for the meeting and the agenda to be addressed during the meeting, together with copies of any reports, proposals or any other information relevant to the agenda.  If the quorum required is not reached during the first call, a second meeting shall be held thereafter with not less than fifteen (15) days prior written notice sent by the Company to the Shareholders, which notice shall include the items required to be included in the notice for the first call.

(c) Voting.  Except as otherwise specified in this Agreement and in the Organizational Documents, or as may be required by Law, all decisions of the Shareholders shall be taken upon the affirmative vote of the majority of the Common Shares of the Company present at the specific Shareholders meeting.  At any general Shareholders’ meeting, a Shareholder may vote with a written proxy, which shall comply with the provisions of applicable Law.

4.2 Actions Subject to Investor Approval.  Each of the Shareholders agrees and undertakes to take all actions necessary to ensure that, as long as Investor directly or indirectly holds at least twenty percent (20%) of the issued and outstanding Shares of the Company, including through its ownership of Apel, the Company shall not take (and shall not permit any of the Subsidiaries to take) any of the actions listed below unless such actions have been approved by Investor in accordance with the terms hereof (“Investor Approval”):

(a) any change to the Company’s Organizational Documents (i) regarding the Company’s corporate purpose, (ii) regarding the Company’s dividends distribution policy, or (iii) that impairs or reduces the rights of Investor;

(b) any issuance by the Company of equity (other than in connection with a Qualified Initial Public Offering pursuant to Section 6.1) or securities convertible into equity of the Company;

(c) the approval of stock option plans for employees;

(d) any redemption of securities by the Company;

(e) the Company’s winding-up or dissolution;

(f) any decision regarding a merger (including a merger of shares), spin-off or amalgamation involving the Company or any of its Subsidiaries other than any of such transactions involving solely the Company and any of its Subsidiaries or Apel and the Investor’s Brazilian holding company that will hold the Investor’s shares of Apel.

ARTICLE V - RESTRICTIONS, RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFERS OF SHARES

5.1 General Restrictions.  Any Shareholder may undertake a Transfer of Shares then owned by such Shareholder, if, but only if, such Shareholder has complied with all applicable provisions of this Agreement.  Any Transfer carried out without the full observance of the provisions of this Agreement shall be deemed null and void ab initio, and the Company will not Transfer, and will not permit any transfer agent to give any effect in the Company’s transfer records to such attempted Transfer.  The transferee of any Equity Securities Transferred by a Shareholder in violation of this Agreement shall not be entitled to (i) any right, title and interest in or to such Equity Securities, (ii) any rights to vote, or (iii) any distributions in respect thereof.

(a) Conditions Precedent.  Except for permitted Transfer of Shares under Sections 5.1(b) and (c) below, any Transfer of Shares shall comply with the following conditions:

(i)	compliance with the Right of First Refusal provisions of Section 5.2 below;

(ii)	the Transfer of Shares shall comply with applicable provisions contained in this Agreement, in the Company’s Organizational Documents and in the applicable Law; and

(iii)
the new Shareholder shall, as a condition precedent for the validity and the effectiveness of any acquisition of Shares, adhere hereto, without any restrictions, and totally or partially replace, as the case may be, the Shareholder transferring the Shares.

(b) Permitted Transfers to Relatives and Descendants.  Notwithstanding the provisions of Section 5.1(a) above, the Controlling Shareholders may Transfer the Equity Securities of the Company among themselves or to a spouse, ancestor or descendant or among the descendants of JAA, provided that the transferor provides prior written notice of the Transfer to the other Shareholders and any such transferee(s) agrees to be bound by and adhere to, by entering into amendments thereto, the Final Documents as a Controlling Shareholder.  Upon compliance with the foregoing provisions, the transferee shall be a “Controlling Shareholder” for all purposes of the Final Documents, and the transferor shall be released from all obligations and liabilities with respect to the Equity Securities Transferred, except for such obligations and liabilities as may have accrued or arisen prior to the date of the Transfer of such Equity Securities.  Any transferee complying with the provisions of this Section 5.1(b) shall be deemed to be a “Permitted Transferee” (“Permitted Transferee”).

(c) Permitted Transfers to Affiliates.  Notwithstanding the provisions under Section 5.1(a) above, any Shareholder may, at any time, upon prior notice to the other Shareholders and to the Company, partially or totally Transfer all its Shares to an Affiliate thereof, provided, however, that (i) contemporaneously with effecting such Transfer such Affiliate becomes a party to this Agreement, (ii) the transferring Shareholder shall be obligated to reacquire forthwith the Shares so transferred in the event such Affiliate ceases to be an Affiliate of the transferring Shareholder or intends to effect a Transfer of such Shares to another Affiliate, (iii) the transferring Shareholder assumes joint liability with its Affiliates for the obligations hereunder, (iv) the transferring Shareholder shall be deemed jointly and severally liable and shall be treated as a single shareholder hereunder together with such Affiliate; (v) any Transfer to an Affiliate shall subrogate such Affiliate on any rights and obligations set forth in this Agreement, and (vi) in any case, the final ownership, voting and management structure and all the material details related to the transferee shall be fully disclosed to the other Shareholders.  An Affiliate complying with such provisions (i) to (iv) and (vi) shall be deemed to be an “Exempt Transferee” (“Exempt Transferee”).

(d) Transfer to Competitors.  A Shareholder may not directly or indirectly Transfer its Shares to a Competitor, including through transfer of direct or indirect Control of the Shareholder.

(e) Lock-up.  Except for Transfers among the Controlling Shareholders or as permitted in accordance with Section 5.1(b) and (c) above, until the third anniversary from the Closing Date, a Shareholder shall not Transfer any Shares.  Thereafter, any Shareholder may Transfer its Shares in compliance with the other provisions of the Final Documents.

(f) Pledge.

(i)
The Shareholders shall not, at any time, create any Lien in or over the Equity Securities of the Company owned by them. The intent of the Shareholders is that no Shareholder allow such Shareholder’s Equity Securities to be put at risk of a third party acquiring beneficial ownership of any Equity Securities, except as expressly permitted by this Agreement.  Subject to the foregoing, the Shareholders also acknowledge that it is their intent that a Shareholder not be unreasonably forced to sell the Shareholder’s Shares pursuant to Section 5.1(f)(iii) and such Shareholder shall be afforded all reasonable opportunities to remove any involuntary Lien pursuant to Section 5.1(f)(iii) before such Shares may be sold to the other Shareholders.

(ii)
If, for any reason, any Shares are voluntarily pledged or otherwise voluntarily made subject to judicial constraint (such as, without limitation, penhora judicial), the Shareholder that owns such Shares shall, immediately (but in no event after forty eight (48) hours of its knowledge), notify the Company and the other Shareholders of the fact and, in this order (A) have the term of thirty (30) days to replace any such pledge or to cure any such judicial constraint; or (B) after the term provided in (A), offer, irrevocably and unconditionally, such Shares to the other Shareholders and to the Company, which will have, in this order, a period of thirty (30) days each to decide whether to acquire all, but not less than all, of such Shares.

(iii)
If, for any reason, any Shares involuntarily become subject to judicial constraint or other involuntary Lien (such as, without limitation, arresto, sequestro, penhora judicial), the Shareholder that owns such Shares shall, immediately (but in no event after forty eight (48) hours of its knowledge), notify the Company and the other Shareholders of the fact and have the term of sixty (60) days to initiate proceedings to replace any such pledge or to cure any such judicial constraint and shall thereafter diligently pursue in good faith such replacement or cure.  The Shareholder holding the Shares subject to such pledge or judicial constraint shall have no more than one (1) opportunity to replace the Shares for any asset other than the Shares.  If any such proposal of substitution of assets is rejected by the beneficiary of the pledge or applicable judicial authority, then such Shareholder shall then immediately offer cash as security in substitution of the pledged or judicially constrained Shares.  If at any time such Shareholder has not complied with the foregoing provisions of this Section 5.1(f)(iii), then such Shareholder shall have been deemed to have offered, irrevocably and unconditionally, such Shares to the other Shareholders and to the Company, which will have, in this order, a period of thirty (30) days each to decide whether to acquire all, but not less than all, of such Shares. In order for a acquiring Shareholder to acquire such Shares pursuant to this Section 5.1(f), such acquiring Shareholder must reasonably believe and shall represent to the selling Shareholder that such acquiring Shareholder reasonably believes that there is a significant risk that the Shares will be acquired by a third party pursuant to the provisions of the pledge or judicial constraint within ninety (90) days of the date of the deemed offer of the Shares by the selling Shareholder to the acquiring Shareholders.

(iv)
The acquisition price of any Shares acquired pursuant to this Section 5.1(f) will be their market value, determined by a valuation carried by an investment bank mutually selected by the Parties, less the amount of the Lien on the Shares and less the cost of the valuation by the investment bank.  In addition, pursuant to the terms of article 666 of the Brazilian Civil Procedure Code, the acquiring Shareholder shall immediately deposit the amount of the Lien on Shares with the applicable court (depósito do preço em juízo) and request the release of the arresto, sequestro, penhora or similar act, as the case may be. The selling Shareholder, after the deposit of the amount of the Lien on the Shares is effective and after receiving the balance of the purchase price of the Shares, shall immediately sign all documents that are required or necessary to effect the Transfer of such Shares.

(v)
If the amount of the Lien surpasses the value of the Shares as determined by the investment bank mutually selected by the Parties, the selling Shareholder shall request a judicial valuation (avaliação judicial) of the Shares, for further deposit of the amount with the applicable court. If the judicial valuation of the Shares is granted and once the judicial valuation report (laudo de avaliação judicial) is ratified by the court and there are no outstanding appeals related to such ratification, the buying Shareholder shall, no later than forty eight (48) hours from the date on which is notified of the judicial valuation report ratification, make the deposit of the valuation amount with the applicable court. On such date, the selling Shareholder shall request the court to immediately release the judicial constraint. The selling Shareholder shall, after the deposit of the amount of the Lien with the applicable court is effective by the buying Shareholder,  immediately sign all documents that are required or necessary to effect the Transfer of such Shares.

(vi)	Any dispute regarding this Section 5.1(f) shall be subject to resolution pursuant to Section 8.2.

5.2 Right of First Refusal.

(a) First Refusal Offer.  If, at any time, the Shareholders desire to effect a direct or indirect transfer to any Person (“Selling Shareholder”), including through a direct or indirect change in Control of the Selling Shareholder, other than to an Exempt Transferee or Permitted Transferee, of any of their Shares such Selling Shareholder (or in the case of an indirect transfer, the Affiliate that Controls the Selling Shareholder) must first receive a bona fide arm’s-length offer from such Person (“Original Offer”) setting forth (i) the number of Shares such Person offers to purchase (“Offered Shares”), (ii) the purchase price per Offered Share (“Subject Price”) and the payment terms, (iii) the name and qualification of the potential buyer, and (iv) all the other terms and conditions on which such Person is offering to purchase the Offered Shares (“Right of First Refusal”).  Exclusively in the case of a change in Control of the Selling Shareholder, as applicable, (x) the Offered Shares shall be all of the Shares owned by the Selling Shareholder and (y) the Subject Price shall be a reasonable allocation of (A) the consideration payable for direct or indirect Control of the Selling Shareholder to (B) the total number of Shares owned by the Selling Shareholder. The provisions of this Section 5.2(a) shall not apply to any transfer by EPV to JAA in connection with the existing agreement between JAA and EPV, dated January 28, 2008.

(b) Offer Notice.  Upon receipt of an Original Offer, the Selling Shareholder shall first deliver to the other Shareholders (“First Refusal Shareholder”) and the Company, a written notice (“Offer Notice”), which shall (i) be irrevocable for a period of thirty (30) days (“Offer Period”) after receipt by the First Refusal Shareholder thereof, and (ii) include a copy of the Original Offer, as well as sufficient information regarding the Person making the Original Offer to allow the First Refusal Shareholder to evaluate such Original Offer, including sufficient information regarding the final controlling shareholders and owners of the potential buyers.  The Offer Notice shall constitute an offer to sell the Offered Shares by the Selling Shareholder to the First Refusal Shareholders, ratably in accordance with their respective ownership of Shares of the applicable type, at the Subject Price and upon the other terms and conditions set forth in the Offer Notice and as provided herein.

(c) Commitment.  The First Refusal Shareholder shall have the right, but not the obligation, during the Offer Period to provide to the Selling Shareholder and to the Company, a written, irrevocable and unconditional commitment to acquire all, but not less than all, of the Offered Shares specified in such Offer Notice, at the Subject Price and on the same terms and conditions contained in the Offer Notice (“First Refusal Commitment”).  It is understood and agreed that if one (01) of the First Refusal Shareholders does not accept the Offer Notice, the rights attributable to such First Refusal Shareholder shall be automatically transferred to the remaining First Refusal Shareholders in a manner prorated to their respective ownership interests, which may decide to accept it pursuant to the terms of this Section 5.2.

(d) Transfer of the Offered Shares.  If a First Refusal Commitment is provided, the Transfer of the Offered Shares by the Selling Shareholder to the First Refusal Shareholder shall be consummated at the Subject Price, on the same terms and conditions and within the same date set forth in the Offer Notice, provided that if additional time is required to obtain the necessary governmental authorizations and approvals, the Parties shall have an additional one hundred and twenty (120) days to consummate the Transfer.  At the closing of any such sale, (i) the First Refusal Shareholder shall remit to the Selling Shareholder, by wire transfer of immediately available funds to an account designated by the Selling Shareholder, the total consideration for the Offered Shares, (ii) the Selling Shareholder shall Transfer the Offered Shares to the First Refusal Shareholder, and (iii) the Selling Shareholder and the First Refusal Shareholder shall cause the Company to make all notations in the Company’s stock registry necessary to effect the Transfer of the Offered Shares to the First Refusal Shareholder.  Exclusively in connection with the restrictions imposed by Brazilian Law No. 7565/86 regarding the ownership of Shares of Brazilian aviation companies by foreign investors, if the First Refusal Shareholder is the Investor, the Offered Shares may be acquired by a designee of Investor, duly approved by the Controlling Shareholders, the approval of which may not be unreasonably withheld, provided, that in no event shall such designee be a Competitor or an employee or officer of any of the Company Group.

(e) Failure by First Refusal Shareholder.  If the First Refusal Shareholder fails to (i) give the First Refusal Commitment before the expiration of the Offer Period, or (ii) purchase all of the Offered Shares within the time period specified in Section 5.2(d) after having given the First Refusal Commitment, then, subject to Section 5.3 below, the Selling Shareholder may Transfer the Offered Shares to the Person that provided the Original Offer (or an Affiliate of such Person), at the Subject Price and on the same other terms and conditions set forth in the Original Offer, at any time within sixty (60) calendar days following the expiration of the Offer Period, provided that if additional time is required to obtain the necessary governmental authorizations and approvals, the Parties shall have an additional one hundred and twenty (120) days to consummate the Transfer.  If the Offered Shares are not Transferred by the Selling Shareholder during the terms indicated above, as applicable, the right of the Selling Shareholder to Transfer such Offered Shares shall expire and the obligations of this Section 5.2 shall be reinstated.

(f) Adhesion to this Agreement.  The consummation of any Transfer of Shares in accordance with Section 5.2 shall be subject to the adhesion by the acquiring Person to this Agreement, which shall be formalized by the delivery of a letter by the acquiring Person to the Company and the other Shareholders, unconditionally accepting to be bound by the terms and conditions of this Agreement.

5.3 Tag-Along Right.  In addition to the Right of First Refusal set forth in Section 5.2 above, no Shareholder shall be entitled to directly or indirectly Transfer its Shares of the Company to any Person if such Person does not offer and, if such offer is accepted by the other Shareholders, to acquire, simultaneously, all (and not less than all) of the Shares owned by the other Shareholders under the same terms, conditions, price and form of payment offered to the disposing Shareholder and contained in the terms of the Offer Notice.  For the purposes of exercising its tag-along rights contained in this Section, the remaining Shareholders shall, within thirty (30) days from its receipt of an Offer Notice, notify the disposing Shareholder of its intention to sell all of its Shares.  In this event, the disposing Shareholders will only be allowed to complete a sale that Transfers the Control to any Person if such Person acquires all, and not less than all, of the Shares owned by the remaining Shareholders.  The provisions of this Section 5.3 shall not apply to the Permitted Transfers as per Sections 5.1 (b) and (c).

5.4 Legal Requirements.  All Transfers of Shares in connection with this Agreement shall fully observe, at all times, the restrictions imposed by the Law regarding the limit of voting shares held by foreign investors.

ARTICLE VI - QUALIFIED INITIAL PUBLIC OFFERING

6.1 Primary Offering.  At any time after the third (3rd) anniversary of the Closing Date, Controlling Shareholders, acting together, shall have the exclusive right to cause the Company, subject to appropriate market conditions, to make a primary offering of shares (“Qualified Initial Public Offering”) so long as such offering does not cause the Company to violate the leverage parameter described in Section 3.2(g)(x) or reduce Investor´s aggregate ownership of the Company below thirty percent (30%) of the total outstanding shares of the Company after completion of such Qualified Initial Public Offering and any Secondary Offering described in Section 6.2 below.  In conjunction with such Qualified Initial Public Offering, the Controlling Shareholders, acting together shall determine in good faith, in consultation with the lead investment bank in the offering, the amount of such primary offering and whether a Secondary Offering (and the amount thereof) is in the best interest of the Company.

6.2 Secondary Offering.  In the event a determination is made pursuant to Section 6.1 to include a secondary offering with a Qualified Initial Public Offering, the Controlling Shareholders and Investor shall have the right to participate as selling shareholders in such secondary offering pro rata based or their percentage interest of Shares (“Secondary Offering”).

6.3 Costs.  All cost involved in the execution of a primary offering under the Qualified Initial Public Offering shall be supported by the Company.  All cost involved in the execution of a Secondary Offering shall be supported by the Selling Shareholders pro rata to their Percentage Interest in their Shares sold in the Secondary Offering.

6.4 Legal Requirements.  The execution of a Qualified Initial Public Offering shall be subject to, at all times, the restrictions imposed by the Law regarding the limit of voting shares held by foreign investors.  The Investor hereby agrees to approve and execute all corporate documents and to approve all actions necessary to give effect to the Qualified Initial Public Offering.

ARTICLE VII - REMEDIES

7.1 Indemnification.  Each Party hereto shall indemnify the other Parties from and against any Losses incurred or sustained by such indemnified Party (or any Affiliate or Representative of such Party) as a result of (a) the breach by such Party or any of its Affiliates or Representatives of any covenant, agreement or obligation contained in this Agreement, or (b) the inaccuracy or breach of any representation or warranty of such Party contained in this Agreement.  The value of such indemnification shall be fixed by the arbitration award pursuant to the provisions contained in Section 8.2 below.

7.2 Specific Performance.  Each Party hereto shall also have the right to request the specific performance (execução específica) of the obligations assumed by the other Shareholders in this Agreement, according to the provisions of Brazilian Corporate Law and in the Brazilian Civil Procedure Code (both as amended from time to time).  In this sense, the Parties acknowledge and agree that the payment of Losses shall not constitute a proper compensation for the violation of any obligation assumed by the Parties hereunder and that the specific performance of the obligations is a necessary legal remedy in supplement to the payment of Losses.

ARTICLE VIII - GOVERNING LAW; DISPUTE RESOLUTION

8.1 Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of Brazil.

8.2 Dispute Resolution – Arbitration.

(a) The Parties agree that any and all claims, disputes, controversies and any other matter arising out of or related to the validity, scope, making, interpretation, enforceability, performance, breach of, or relating in any way to this Agreement, the Company or the relationship between the Parties created by this Agreement or the subject matter of this Agreement, including, but not limited to, arbitrability or the authority or capacity of any signatory to this Agreement (collectively, a “Dispute”), will be resolved by consultation between the Parties.  Any Dispute not resolved within thirty (30) days after the notice from a Party requesting the consultation, will be determined and resolved by submission to the Corte Española de Arbitraje (“Corte”) for binding arbitration in the city of Madrid, Spain according to the Rules of Corte, supplemented by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration.  The arbitration will be conducted in English.  Each Party (with the Controlling Shareholders constituting a single Party and Investor and Apel constituting a single Party for purposes of this Section 8.2) will provide and pay for translators and translated documents where necessary, the cost of translations to be awarded as part of the arbitrators’ decision.  All awards, final or interim, will be in writing with the reasons for the decision stated.  The making, validity, scope, interpretation and enforceability of this Agreement to arbitrate, including, but not limited to, who will be parties to the arbitration and what issues will be submitted to arbitration, will be determined by the arbitrators chosen in accordance with this Agreement.  Should there be a conflict between the rules and provisions of this Agreement and the arbitration rules, the provisions of this Agreement will govern.

(b) Either Party may initiate arbitration by written notice to the other Party of the intention to arbitrate and specifying the claims to be arbitrated.  The arbitration will be conducted before three (3) arbitrators.  The Investor will select one (1) arbitrator and the Controlling Shareholders will select one (1) arbitrator.  The two (2) arbitrators so selected will appoint a third (3rd) neutral arbitrator.  The arbitrators will be required to have a minimum of five (5) years experience in any of the operation, accounting, finance or legal aspects of the commercial aviation industry.  In the event any Party fails to name an arbitrator within forty-five (45) days after the receipt of a notice of intent to arbitrate, the Corte will appoint the second arbitrator who, together with the arbitrator named by the other Party, will appoint the third arbitrator. The arbitration will proceed before the three (3) arbitrators nominated and that arbitrators are empowered to make a decision binding upon the Parties.  Should the two (2) appointed arbitrators be unable to agree on the neutral arbitrator within thirty (30) days after the naming of the respondents arbitrator, the Corte will appoint the neutral arbitrator.  In the event of the incapacity of an arbitrator after appointment, which incapacity will prevent the conclusion of the proceedings within the time limits set forth below, such arbitrator will be replaced in the same manner as originally appointed.  Within thirty (30) days after the appointment of the arbitrator or arbitration panel, the arbitrators will convene a preliminary hearing in the city of Madrid, Spain to set a schedule for the proceedings.  Unless the Parties stipulate to the contrary, the final arbitration hearing will be held in the city of Madrid, Spain no later than one hundred and eighty (180) days after the notice of intent to arbitrate is served and the arbitrators will render their final decision in writing with reasons for the decision stated, no later than sixty (60) days after the final hearing is concluded.

(c) Unless the arbitrators, upon a showing of good cause, rule otherwise, a claim of confidentiality of any answer or document will be honored and such information will not be disclosed to third parties or used for any purpose outside the arbitration without the consent of the Party claiming the privilege.  The discovery period will begin forty five (45) days after the respondents’ receipt of the notice of intent to arbitrate and will conclude ninety (90) days later.  Each Party will produce all documents relied upon to support a claim or defense, and a list of all individuals with knowledge relevant to any claim or defense within thirty (30) days after the beginning of the discovery period.  Each Party will be allowed to ask thirty (30) written interrogatories, including subparts, and to propound thirty (30) requests for production of documents or other tangible things.  The Parties may interview and discuss matters with the witnesses.  The receipt and consideration of all evidence will be within the sole discretion of the arbitrators.

(d) This Agreement shall be governed by, and construed in accordance with, the substantive Law of Brazil, which law also will apply to all issues presented to the arbitrators, including the validity, scope, interpretation and enforceability of this agreement to arbitrate.  Conflict of laws or choice of law principles that might call for the application of another law will not be applied.

(e) The arbitrators are empowered in their sole discretion to make interim awards, including injunctions to preserve the status quo, and to require the posting of security for potential awards, arbitration expenses and fees of the arbitrators.  The arbitrators are empowered to issue subpoenas for witnesses and documents.  The arbitrators are empowered to award compensatory damages, but may not award lost profits, moral, exemplary or punitive damages.  Awards shall be in U.S. Dollars, which shall be the basis for indexing the amount of the awards to Reais for any enforcement in Brazil.  The arbitrators are empowered to order specific performance.  Any and all of the decisions or orders of the arbitrators may be enforced if necessary by any court.  The arbitrators’ award and all interim awards may be confirmed and judgment entered upon the award in any court having jurisdiction over the Parties or in any jurisdiction where any of the Parties have real or personal property, each Party consenting to jurisdiction in such venues.

8.3 Exceptional Court Jurisdiction.  The Parties are fully aware of all terms and effects of arbitration clause set forth herein, and irrevocably agree that any Disputes shall be solely referred to arbitration.  Without prejudice to validity of the arbitration clause, however, the Parties hereby elect the courts of the city of Belo Horizonte, state of Minas Gerais, Brazil, as the exclusive jurisdiction to ensure the enforceability of the arbitration procedures and to enforce any decision of the arbitration panel including, without limitation, the arbitral award.

ARTICLE IX - MISCELLANEOUS

9.1 FCPA.

(a) Each Party hereby acknowledges that it understands that the provisions of the FCPA and other applicable Laws prohibit Investor or any Affiliate of Investor including any officer, director, employee or agent of Investor (collectively, “Investor FCPA Group)”, and including, but not limited to, the Company and its Subsidiaries or any of their respective officers, directors, employees, consultants, shareholders, agents or affiliates (collectively, “Company FCPA Group”, and with the Investor FCPA Group, “FCPA Group”) acting on behalf of Investor to offer, pay, promise to pay, or authorize the payment of money or offer, give, promise to give or authorize the giving of anything of value (hereinafter referred to collectively as the “Prohibited Payment”) to (i) any official; (ii) any political party or official thereof or any candidate for political office; or (iii) any other person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office (“Prohibited Group”) for the purposes of (a) influencing any act or decision of such official, political party, party official or candidate in his or its official capacity or inducing such official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official or candidate; or (b) inducing such official, political party, party official, or candidate to use his or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist Investor in obtaining or retaining business for or with or directing business to any person (hereinafter collectively referred to as “Prohibited Purposes”).  In connection with the Company, its Subsidiaries and this Agreement, each Party hereby represents and warrants the following:

(i)
Such Party and its Affiliates will not, and such Party will not permit any member of the FCPA Group to, make a Prohibited Payment to any member of the Prohibited Group for the Prohibited Purposes in connection with the Company, its Subsidiaries or this Agreement;

(ii)	No member of the FCPA Group nor any affiliate of the FCPA Group is a member of the Prohibited Group or an affiliate of the Prohibited Group;

(iii)	Such Party is familiar with the provisions of the FCPA and other applicable Laws and their application to the Company, its Subsidiaries and this Agreement;

(iv)
If at any time such Party becomes aware that any member of the FCPA Group has made a Prohibited Payment to the Prohibited Group in connection with the Company, its Subsidiaries or this Agreement, such Party will immediately notify the other Party as provided in Section 9.4, in writing, including all details of such Prohibited Payment;

(v)
If at any time such Party becomes aware that either Party or any officer, director, employee, shareholder, agent or affiliate of either Party has requested, directly or indirectly, that a Party make a Prohibited Payment to the Prohibited Group in connection with the Company, its Subsidiaries, this Agreement or Investor, such Party shall immediately notify the other Party as provided in Section 9.4, in writing, including all details of such Prohibited Payment;

(vi)
Such Party will not commit any act or omission that would violate any Laws of any jurisdiction in which it performs services in connection with the Company, its Subsidiaries or this Agreement, including, but not limited to, the Laws of Brazil; and

(vii)
Such Party agrees to cause each member of the FCPA Group to fully cooperate with the other Party in connection with any inquiry or investigation intended to insure compliance by Investor, or the FCPA Group, with the FCPA and other applicable Laws.

(b) Each Party agrees to maintain accurate books and records which properly reflect and account for all of such Party’s income and expenses related to the Company, its Subsidiaries and this Agreement.  Such books and records shall be maintained at all times at such Party’s principal place of business in the city of Belo Horizonte, Brazil, in the case of the Controlling Shareholders, and in the city of Houston, Texas, in the case of Investor, and shall be available for review, copy and audit by the other Party or its representatives at such location at any time during normal business hours.

(c) Each Party agrees that the other Party and any representative of the other Party shall have the right at any time to audit the books and accounts of such Party and/or any representative of such Party to confirm that no payments have been made by such Party or any member of the FCPA Group in connection with the Company, its Subsidiaries or this Agreement that would violate the terms of this Agreement.  Each Party hereby agrees to exercise its rights under this Section 9.1 in good faith and only when it has a legitimate business purpose for such review or audit.  A Party’s right to perform such audit and examine the other Party’s books and records under this Section 9.1 shall survive the termination of this Agreement for a period of five (5) years unless, prior to the expiration of such five (5) year period, a Party notifies the other Party, in writing, that such Party has a legitimate business reason for extending such five (5) year period in which event the provisions of this Section 9.1 shall continue for the period requested by such Party in such notification to the other Party.

(d) Notwithstanding anything herein to the contrary, Investor may immediately terminate this Agreement by written notice to the other Parties upon any breach of this Section 9.1 by any of the Company FCPA Group (other than Investor), and the Controlling Shareholders may immediately terminate this Agreement by written notice to the other Parties upon any breach of this Section 9.1 by any of the Investor FCPA Group.

9.2 Further Assurances.  Each Party shall, and shall use all best efforts to, take or cause to be taken all actions, and do or cause to be done all other things necessary, proper or advisable in order to give full effect to this Agreement.  Each Shareholder shall negotiate, execute and deliver all reasonably required documents and do all other acts which may be reasonably requested by the other parties hereto to implement and carry out the terms and conditions of this Agreement.  Each Shareholder shall use its commercially reasonable efforts not to take any action or fail to take any action which would reasonably be expected to frustrate the intent and purposes of this Agreement.  In furtherance of the foregoing, each Shareholder agrees to vote or cause to be voted all Equity Securities owned by it in the Company or its Affiliates in a manner as may be required to implement and further the provisions of this Agreement.

9.3 Entire Agreement; Certain Conflicts.  This Agreement (together with the other Final Documents and the Schedules hereto and thereto) sets forth the entire agreement and understanding among the Parties concerning the transactions contemplated hereby and thereby.  This Agreement supersedes all prior agreements and understandings, oral or written, between any parties or among the Parties with respect to the subject matter hereof.  Each Shareholder hereby undertakes to exercise its rights as a Shareholder always and only to the extent such exercise complies with this Agreement, and each Shareholder hereby waives any rights or obligations under the Organizational Documents that may conflict with corresponding rights or obligations under this Agreement.

9.4 Notices.  Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person, by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to the Company:

Líder Aviação Holding S.A.
At.:  José Afonso Assumpção / Eduardo de Pereira Vaz
Av. Santa Rosa, 123
Belo Horizonte, MG, Brazil
ZIP Code:  31270-750
Fax:  (+55 31) 3490-4554

with copies to (which shall not constitute a notice):

Machado, Meyer, Sendacz e Opice - Advogados
Av. Brigadeiro Faria Lima, 3144, 11º andar
São Paulo, SP, Brazil
ZIP Code: 01451-000
At.:  Daniel de Miranda Facó
Fax:  (+55 11) 3150-7071

(b) If to the Controlling Shareholders:

José Afonso Assumpção
Av. Santa Rosa, 123
Belo Horizonte, MG, Brazil
ZIP Code:  31270-750
Fax:  (+55 31) 3490-4595

Eduardo de Pereira Vaz
Av. Santa Rosa, 123
Belo Horizonte, MG, Brazil
ZIP Code:  31270-750
Fax:  (+55 31) 3490-4554

Rotorbrás Comércio e Indústria de Helicópteros Ltda.
At.:  José Afonso Assumpção / Eduardo de Pereira Vaz
Av. Santa Rosa, 123
Belo Horizonte, MG, Brazil
ZIP Code:  31270-750
Fax:  (+55 31) 3490-4554

with copies to (which shall not constitute a notice):

Machado, Meyer, Sendacz e Opice Advogados
Av. Brigadeiro Faria Lima, 3144, 11º andar
São Paulo, SP, Brazil
ZIP Code: 01451-000
At.:  Daniel de Miranda Facó
Fax:  (+55 11) 3150-7733

(c) If to Apel or Investor:

APEL/INVESTOR
Rua da Candelária, 79, COB 01 – Part
Rio de Janeiro, RJ, Brazil
ZIP Code: 20091-020
At.: Eduardo Duarte
Fax: (+55 21) 2253-4242

with copies to (which shall not constitute a notice):

Bristow Group, Inc.
2000 W. Sam Houston Parkway, Suite 1700
Houston, Texas, USA
ZIP Code: 77042
At.: Randall A. Stafford
Fax: (+1 713) 267-7620

and

Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas, USA
ZIP Code: 77002-5007
At.:  N. L. Stevens III
Fax:  (+1 713) 276-5807

or to such other address as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the Party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or upon receipt if delivered by an overnight courier service or registered mail or letter against receipt.

9.5 Waiver; Amendment.  The failure of any Party to insist upon strict performance of the provisions hereof shall not be construed as a waiver or novation of future compliance and no waiver or novation of the provisions hereof by such Party shall be deemed to have been made unless expressed in writing and signed by such Party.  Any provision of this Agreement, even if applicable to some of the Parties only, may be amended if, but only if, such amendment is in writing and signed by each of the Parties hereto.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at Law or in equity.  The rights and remedies of any Party based upon, arising out of or otherwise in respect of any breach of any covenant or agreement or failure to fulfill any condition, shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other covenant or agreement as to which there is no breach.

9.6 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns, executors and administrators of the Parties hereto.

9.7 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties or as otherwise provided for herein, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, however, that no consent shall be required in case of an assignment by Investor to any of its Affiliates or by the Controlling Shareholders to any of their Affiliates.

9.8 No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, where applicable, their respective Affiliates, and their respective successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights to any other Persons.  Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective heirs, successors and permitted assigns.

9.9 Term and Termination.  This Agreement shall remain in force for a period of ten (10) years from the date hereof, and shall be automatically renewable for one (1) additional period of ten (10) years.  Notwithstanding the foregoing, this Agreement shall automatically terminate as to a Shareholder in the event that such Shareholder sells one hundred percent (100%) of its Shares.  Termination of this Agreement shall not affect the liability of any Party for any breach of this Agreement committed prior to the date of termination.

9.10 Survival.  The confidentiality provisions of Section 9.12, the indemnification provisions of Section 7.1 and the provisions of Article VIII above, shall survive the termination of this Agreement.

9.11 Expenses.  Each Party shall bear its own costs and expenses, including those of its accounting and legal advisors in connection with their due diligence review of the Company and the preparation, negotiation, execution and delivery of this Agreement and the other Final Documents, whether or not the Closing occurs.

9.12 Confidential Information.  Each of the Shareholders and their respective Representatives shall maintain the confidentiality of any information received from the Company and from the other Shareholders, including, without limitation, all data and information obtained by any of them pursuant to this Agreement and any of the transactions contemplated hereby.  Information that (a) is independently developed by the Shareholders or their Affiliates or lawfully received free of restriction from another source having the right to so furnish such information, (b) becomes generally available to the public without breach of this Agreement by the Shareholders, (c) at the time of disclosure to a Shareholder was known to such Shareholder to be free of restriction as evidenced by documentation in such Shareholder’s possession, (d) the Company or the other Shareholder, as applicable, agrees in writing is free of such restrictions, or (e) is or becomes required by Law or order from a Governmental Authority to be disclosed by a Shareholder (of which the Company or the other Shareholder, as applicable, shall receive notice and an opportunity to attempt to restrict such disclosure) shall not be deemed to be confidential information for purposes of this Agreement.  No Shareholder shall grant access without the prior consent of the Company, and the Company shall not be required to grant access, to confidential information described in this Section 9.12 to any Person who will not agree in writing prior to obtaining such access to maintain the confidentiality thereof, including, without limitation, such Shareholders’ Representatives.

9.13 Non-Competition.  During the term of this Agreement Investor and its Subsidiaries, Related Parties and Affiliates shall not directly or indirectly enter into any operating lease, dry lease or finance lease, or own, manage, operate any Business in Brazil and the Controlling Shareholders and their respective Subsidiaries, Related Parties and Affiliates will not own, manage or operate any helicopter business in Brazil other than the Company Group.  In addition for three (3) years after ceasing to be a shareholder and/or officer and/or director and/or employee of the Company or after expiration of this Agreement, JAA and EPV shall not directly or indirectly engage in or own, manage, operate a Business which competes with the Company Group in Brazil.

9.14 Specific Performance.  All the obligations undertaken by the Shareholders in this Agreement referring to the exercise of their rights and duties and the terms and conditions required for any transfer of shares are subject to specific performance as provided for in the Brazilian Corporate Law and the Brazilian Civil Procedure Code and in accordance with Section 7.2 hereto.

9.15 Filing; Registration.  A copy of this Agreement shall be filed at the headquarters of the Company for the purposes of article 118 of the Brazilian Corporate Law.  The Company shall cause the following legend to be included in Portuguese in the relevant pages of the registered share register of the Company and in any certificates representing Shares, which are subject to this Agreement:  “The shares held by [name of shareholder] are subject to the restrictions on transfer, voting arrangements, and other provisions set forth in a Shareholders Agreement dated as of May 26, 2009, copies of which are available for inspection at the head offices of the Company.  No transfer of such shares will be made on the books of the Company, and such a transfer will be null and void, unless accompanied by evidence of compliance with the terms of such agreement.  Any transactions entered into by the Company or any shareholder in violation of the Shareholders Agreement will be null and void.”

IN WITNESS WHEREOF, the parties hereto executed this Agreement in six (6) originals of identical form and content, along with the two (2) witnesses below:

Belo Horizonte, May 26, 2009.

Signature page 1/2 of the Shareholders Agreement of Líder Holding Aviação S.A. executed on May 26, 2009.

JOSÉ AFONSO ASSUMPÇÃO

/s/ JOSÉ AFONSO ASSUMPÇÃO

EDUARDO DE PEREIRA VAZ

/s/ EDUARDO DE PEREIRA VAZ

ROTORBRÁS COMÉRCIO E INDÚSTRIA DE HELICÓPTEROS LTDA.

By:  /s/ JOSÉ AFONSO ASSUMPÇÃO
Name: JOSÉ AFONSO ASSUMPÇÃO
Title:  Administrador

By:
Name:
Title:

APEL - AERO PARTICIPAÇÕES E EMPREENDIMENTOS LTDA.

By:   /s/ Mark B. Duncan
Name:  Mark Duncan
Title:

By:
Name:
Title:

Signature page 2/2 of the Shareholders Agreement of Líder Holding Aviação S.A. executed on May 26, 2009.

BL PARTICIPAÇÕES LTDA.

By: /s/ Mark B. Duncan
Name:  Mark Duncan
Title:

By:
Name:
Title:

LÍDER AVIAÇÃO HOLDING S.A.

By:   /s/ EDUARDO DE PEREIRA VAZ
Name:  Eduardo de Pereira Vaz
Title:  Chief Executive Officer.

Witnesses:
1. /s/ Andrea Sousa Ituassú Name: Andrea Sousa Ituassú ID No.: M.5.971.420	2. /s/ Kelly A. Pereira Aguiär Name: Kelly Aparecida Pereira Aguiär ID No.: M.6.11.990.447